EXHIBIT 99.1

HSN, Inc. Reports Second Quarter 2017 Results

HSNi Results for the Second Quarter 2017:

  Net sales decreased 4%; excluding the divested businesses, net sales decreased 2%
  Digital penetration increased 210 basis points to 55%; excluding the divestitures, digital sales grew 3%
  Diluted EPS was $0.62; Adjusted EPS was $0.63
  HSNi entered into merger agreement with Liberty Interactive and will be combined with the QVC Group creating North America's third largest eCommerce retailer

ST. PETERSBURG, Fla., Aug. 03, 2017 (GLOBE NEWSWIRE) -- HSN, Inc. (NASDAQ:HSNI) reported results for the second quarter ended June 30, 2017 for HSN, Inc. (“HSNi” or “Company”) and its two operating segments, HSN and Cornerstone.

Table 1 HSNi SUMMARY RESULTS AND KEY OPERATING METRICS (In millions, except per share and average price point amounts)
	Q2 2017	Q2 2016 (a)	Change
Net Sales	$821.4	$854.3	(4%)

GAAP results:
Operating Income	$55.6	$46.2	20%
Net Income	$32.8	$26.4	24%
Diluted EPS	$0.62	$0.50	24%

Non-GAAP results: (b)
Adjusted EBITDA	$71.4	$82.4	(13%)
Adjusted Net Income	$33.3	$39.3	(15%)
Adjusted EPS	$0.63	$0.74	(15%)

Average price point	$63.60	$66.40	(4%)
Units shipped	14.2	14.2	—%
Gross profit rate	36.1%	36.5%	(40 bps)
Return rate	14.8%	15.8%	100 bps
Digital sales penetration	54.7%	52.6%	210 bps
Mobile sales as a % of digital	44.0%	40.0%	400 bps

(a)	The second quarter of 2016 includes the results of TravelSmith and Chasing Fireflies, two Cornerstone brands divested in September 2016.
(b)	See reconciliation of GAAP to Non-GAAP measures in Table 4.

Second Quarter 2017 Results vs Second Quarter 2016 Results

  On July 6, 2017, HSNi and Liberty Interactive Corporation ("Liberty") jointly announced that they had entered into an agreement whereby Liberty will acquire the approximately 62% of HSNi it does not already own in an all-stock transaction ("Merger Agreement"). The transaction is currently expected to be completed in the fourth quarter of 2017.

  HSNi’s net sales decreased 4% to $821.4 million. HSNi's digital sales penetration increased 210 basis points to 54.7%. Excluding the results of TravelSmith and Chasing Fireflies, two Cornerstone brands divested in September 2016, HSNi's net sales decreased 2%.

  HSNi's operating income increased 20% to $55.6 million. Net income increased 24% to $32.8 million and Diluted EPS was $0.62 compared to $0.50 in the prior year. The current year results include approximately $5.3 million in transaction costs related to the Merger Agreement. The prior year results include a non-cash asset impairment charge of $20.4 million related to TravelSmith and Chasing Fireflies.

  HSNi’s Adjusted EBITDA decreased 13% to $71.4 million. Excluding the divestitures, Adjusted EBITDA decreased 17% compared to the prior year.  Adjusted Net Income decreased 15% to $33.3 million and Adjusted EPS was $0.63 compared to $0.74 in the prior year.

  HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable September 22, 2017 to shareholders of record as of September 6, 2017.

“We continue to focus on building our proprietary product pipeline which we believe will ultimately lead to growth in the business. The continued strength of digital sales, and mobile sales in particular, has been very encouraging with digital sales now representing 55% of our total revenue. Mobile, which we see as our flagship, continues to be our fastest growing sales channel and a source of new customer acquisition,” said Rod Little, Chief Financial Officer, HSNi.

“As we prepare for the pending acquisition by Liberty, we remain committed to our strategies to improve performance both in the short and long term. Our key priorities remain: acquiring and retaining customers via a robust and relevant product portfolio, optimizing our digital platforms and improving efficiencies throughout the business, all to drive consistent shareholder value creation,” added Mr. Little.

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017	2016 (a)	Change	2017	2016 (a)	Change
Net Sales
HSN	$532.2	$557.2	(4%)	$1,092.7	$1,135.5	(4%)
Cornerstone	289.2	297.1	(3%)	514.1	535.5	(4%)
Total HSNi	$821.4	$854.3	(4%)	$1,606.8	$1,671.1	(4%)

Gross Profit
HSN	$186.8	$197.1	(5%)	$378.0	$396.4	(5%)
Cornerstone	109.5	114.7	(4%)	191.6	204.9	(7%)
Total HSNi	$296.4	$311.8	(5%)	$569.5	$601.3	(5%)

Operating Income
HSN	$39.2	$55.1	(29%)	$76.7	$104.8	(27%)
Cornerstone	16.4	(8.9)	283%	17.4	(8.7)	300%
Total HSNi	$55.6	$46.2	20%	$94.2	$96.0	(2%)

Adjusted EBITDA (Non-GAAP measure) (b)
HSN	$50.5	$66.3	(24%)	$99.1	$127.0	(22%)
Cornerstone	20.9	16.1	29%	26.4	21.2	25%
Total HSNi	$71.4	$82.4	(13%)	$125.5	$148.1	(15%)

(a) The three and six month periods ended June 30, 2016 include the results of TravelSmith and Chasing Fireflies, two Cornerstone brands divested in September 2016. Adjusted EBITDA (a non-GAAP measure) for the prior year periods exclude a non-cash asset impairment charge of $20.4 million related to the divestitures.
(b) See reconciliation of GAAP to non-GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017	2016 (a)	Change	2017	2016 (a)	Change
HSN:
Average price point	$53.05	$57.26	(7%)	$54.75	$55.66	(2%)
Units shipped (millions)	11.4	11.1	2%	22.6	23.2	(3%)
Gross profit rate	35.1%	35.4%	(30 bps)	34.6%	34.9%	(30 bps)
Return rate	15.8%	17.4%	160 bps	15.5%	17.1%	160 bps
Digital sales penetration	46.4%	43.6%	280 bps	46.6%	43.7%	290 bps
Mobile sales as a % of digital	55.8%	52.1%	370 bps	54.9%	50.9%	400 bps
12-month active customer file (millions)	4.9	5.2	(5.5%)	4.9	5.2	(5.5%)
Cornerstone:
Average price point (b)	$105.27	$98.61	7%	$98.08	$91.20	8%
Units shipped (millions) (b)	2.8	3.1	(8%)	5.5	6.0	(10%)
Gross profit rate	37.9%	38.6%	(70 bps)	37.3%	38.3%	(100 bps)
Return rate	12.7%	12.5%	(20 bps)	13.3%	12.8%	(50 bps)
Digital sales penetration	69.9%	69.3%	60 bps	70.6%	70.0%	60 bps
Mobile sales as a % of digital	29.4%	25.8%	360 bps	29.5%	26.1%	340 bps
Catalog circulation (millions) (b)	70.1	80.7	(13%)	136.2	164.4	(17%)

(a) The prior year periods include the results of TravelSmith and Chasing Fireflies, two Cornerstone brands divested in September 2016.
(b) Excluding the impact of the divestitures, for the three and six month periods ended June 30, 2017, average price point decreased 1% and 0%, respectively; units shipped increased 6% and 4%, respectively; and catalog circulation decreased 7% and 11%, respectively. The other metrics included in Table 3 were not significantly impacted by the divestitures.

HSN Segment Results for the Second Quarter 2017

HSN’s net sales were $532.2 million, a decrease of 4% from the prior year. Digital sales grew 2% with penetration increasing 280 basis points to 46.4%. Sales grew in wellness and home, offset by decreases in electronics, beauty and jewelry. Shipping revenues declined primarily due to the August 2016 changes in the standard shipping rates and increased promotions. Average price point decreased 7% while units shipped increased 2% largely due to changes in product mix.

Gross profit decreased 5% to $186.8 million. Gross profit rate decreased 30 basis points to 35.1% primarily due to a decrease in shipping revenues and higher shipping and fulfillment costs, partially offset by higher product margins and lower inventory reserves due to a change in accounting estimate. The increase in shipping and fulfillment costs was primarily due to annual outbound rate increases and implementation costs associated with HSNi's ongoing supply chain optimization ("SCO") initiative.

Operating expenses increased 4% to $147.6 million driven by approximately $3.7 million in transaction costs related to the Merger Agreement, an increase in employee-related costs, higher costs incurred as part of the SCO initiative and an increase in bad debt expense, partially offset by lower stock-based compensation expense primarily due to the departure of HSNi's Chief Executive Officer during the quarter. Excluding non-cash charges and transaction costs, operating expenses increased 4% and were 25.6% as a percentage of net sales compared to 23.5% in the prior year.

Operating income decreased $15.9 million, or 29%, to $39.2 million. Adjusted EBITDA decreased $15.8 million, or 24%, to $50.5 million. The SCO implementation resulted in an additional $2.9 million of costs in the second quarter of 2017 which impacted gross profit and operating expenses.

Cornerstone Segment Results for the Second Quarter 2017

Cornerstone's net sales decreased 3% to $289.2 million. Excluding the divestitures, net sales increased 3% with growth in Garnet Hill, Ballard Designs, Grandin Road and Frontgate. Digital sales decreased 2% while penetration increased 60 basis points to 69.9%. Excluding the divestitures, digital sales grew 4%, digital penetration increased 110 basis points and catalog circulation decreased 7%.

Gross profit decreased 4% to $109.5 million and the gross profit rate decreased 70 basis points to 37.9%. Excluding the divestitures, gross profit increased 1% while the rate decreased 80 basis points primarily due to promotional activity in the home brands.

Operating expenses decreased $30.5 million to $93.2 million primarily due to the asset impairment charge of $20.4 million recorded in the prior year, the impact of the divested businesses and lower stock-based compensation expense. Excluding the divestitures, non-cash charges and approximately $1.6 million in transaction costs related to the Merger Agreement, operating expenses were consistent with the prior year and were 30.7% as a percentage of net sales compared to 31.5% in the prior year driven by lower marketing costs offset by employee-related charges.

Operating income was $16.4 million compared to an operating loss of $8.9 million in the prior year. Adjusted EBITDA increased $4.7 million to $20.9 million.  Excluding the operating results of the divestitures, Adjusted EBITDA increased $0.9 million compared to the prior year.

Liquidity and Capital Resources

As of June 30, 2017, HSNi had cash and cash equivalents of $32.3 million compared to $42.7 million at December 31, 2016 and $54.8 million at June 30, 2016. Net cash provided by operating activities for the six months ended June 30, 2017 decreased $9.8 million to $78.4 million compared to $88.2 million in the prior year primarily due to a decrease in operating performance (excluding the impact of non-cash items) partially offset by changes in working capital.

As of June 30, 2017, total debt was $488 million, resulting in a ratio of total debt to Adjusted EBITDA, as defined in HSNi's credit agreement, of approximately 1.8x as compared to a maximum allowable leverage ratio of 3.5x.

HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable September 22, 2017 to shareholders of record as of September 6, 2017.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This communication includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to the future performance and financial condition of HSN, Inc. (“HSNi”) its operating segments and its consolidated subsidiaries and statements about the proposed acquisition (the “proposed acquisition”) of HSNi by Liberty Interactive Corporation (“Liberty Interactive”), the timing of the proposed acquisition and Liberty Interactive’s proposed transaction involving General Communication, Inc., the capitalization of the QVC Group following the proposed acquisition, the continuation of Liberty Interactive’s stock repurchase program, the realization of estimated synergies and benefits from the proposed acquisition, business strategies, market potential, future financial prospects, new service and product offerings, the renaming of Liberty Interactive and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; failure to attract and retain television viewers and secure a suitable programming tier of carriage and channel placement for the HSN television network programming; changes to international and national trade laws, regulations and policies (particularly those related to or restricting global trade) could significantly impair HSNi’s profitability; interruption, lack of redundancy or difficulties implementing new or upgraded technology in our systems or infrastructure could affect our ability to broadcast, operate websites, process and fulfill transactions, respond to customer inquiries and/or maintain cost efficient operations; any technological or regulatory developments that could negatively impact the way we do business, including legislation or regulations regarding income taxes or sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; changes in shipping and handling costs, particularly if we are unable to offset them; changes in consumer expectations towards reduced shipping charges and faster delivery times, particularly if we are unable to meet them; any material change in HSNi’s business prospects and/or strategy, including whether HSNi’s initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with litigation, audits, claims and assessments; risks associated with acquisitions including the ability to successfully integrate new businesses and achieve expected benefits and results; and the loss of any key member of our senior management team; the expected timing and likelihood of completion of the proposed acquisition, including the timing and satisfaction of conditions to the proposed acquisition that could reduce anticipated benefits or cause the parties to abandon the transaction, the ability to successfully integrate the businesses, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of HSNi or Liberty Interactive, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of HSNi and Liberty Interactive to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, market conditions conducive to stock repurchases, the risk of the amount of any future dividend HSNi may pay, and other factors. Other unknown or unpredictable factors that could also adversely affect HSNi’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. These forward-looking statements speak only as of the date of this communication, and Liberty Interactive, QVC, Inc. (“QVC”) and HSNi expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s, QVC’s or HSNi’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, QVC and HSNi, including the most recent Forms 10-K and 10-Q for additional information about Liberty Interactive, QVC and HSNi and about the risks and uncertainties related to the business of each of Liberty Interactive, QVC and HSNi which may affect the statements made in this presentation. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this communication.

No Offer or Solicitation

This communication relates to a proposed business combination between HSNi and Liberty Interactive. This announcement is for informational purposes only and nothing contained in this communication shall constitute an offer to buy or a solicitation of an offer to sell any securities or the solicitation of any vote in any jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

Liberty Interactive stockholders, HSNi stockholders and other investors are urged to read the registration statement and the proxy statement/prospectus to be filed regarding the proposed acquisition and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed acquisition. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of HSNi. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5420. Copies of documents filed with the SEC by HSNi will be made available free of charge on HSNi’s website at http://www.hsni.com or by contacting HSNi’s Investor Relations Department by phone at 727-872-1000.

Participants in a Solicitation

The directors and executive officers of HSNi and other persons may be deemed to be participants in the solicitation of proxies from the holders of HSNi common stock in respect of the proposed acquisition. Information regarding the directors and executive officers of HSNi is available in its definitive proxy statement for HSNi’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2017 and in the other documents filed after the date thereof by HSNi with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of these documents may be obtained as described in the preceding paragraph.

Conference Call

Rod Little, Chief Financial Officer; Bill Brand, Chief Marketing Officer of HSNi and President of HSN; and Judy Schmeling, Chief Operating Officer of HSNi and President of Cornerstone Brands, Inc. will hold a conference call on Thursday, August 3, 2017 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi’s website at http://www.hsni.com.

A replay of the conference call can be accessed until Thursday, August 17, 2017 by dialing 855-859-2056 or 404-537-3406, plus the pass code 54744987 and will also be hosted on the company’s website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.5 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 90 million homes with live programming 364 days a year. HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Grandin Road® and Improvements®. Cornerstone distributes approximately 300 million catalogs annually, operates five separate digital sales sites and operates 19 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$821,361	$854,308	$1,606,796	$1,671,074
Cost of sales	524,988	542,484	1,037,286	1,069,772
Gross profit	296,373	311,824	569,510	601,302
Operating expenses:
Selling and marketing	176,760	188,056	344,058	367,217
General and administrative	47,656	46,453	104,029	96,415
Depreciation and amortization	11,037	10,701	21,923	21,227
Asset impairment	—	20,400	—	20,400
Transaction costs	5,339	—	5,339	—
Total operating expenses	240,792	265,610	475,349	505,259
Operating income	55,581	46,214	94,161	96,043
Interest expense, net	(3,844)	(3,840)	(7,709)	(7,987)
Income before income taxes	51,737	42,374	86,452	88,056
Income tax provision	(18,963)	(15,929)	(32,431)	(33,026)
Net income	$32,774	$26,445	$54,021	$55,030

Net income per share
Basic	$0.62	$0.50	$1.03	$1.05
Diluted	$0.62	$0.50	$1.02	$1.04

Shares used in computing earnings per share
Basic	52,495	52,394	52,464	52,386
Diluted	52,775	52,941	52,798	52,930

Dividends declared per common share	$0.35	$0.35	$0.70	$0.70

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	June 30,	December 31,	June 30,
	2017	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$32,260	$42,734	$54,756
Accounts receivable, net	221,975	335,005	208,380
Inventories	415,398	391,106	416,034
Prepaid expenses and other current assets	46,141	44,173	74,131
Total current assets	715,774	813,018	753,301
Property and equipment, net	210,600	211,106	205,492
Intangible assets, net	253,631	253,623	253,622
Goodwill	9,858	9,858	9,858
Other non-current assets	16,981	16,928	13,938
TOTAL ASSETS	$1,206,844	$1,304,533	$1,236,211
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$221,120	$293,816	$226,806
Current maturities of long-term debt	31,250	25,000	25,000
Accrued expenses and other current liabilities	202,825	225,265	183,400
Total current liabilities	455,195	544,081	435,206
Long-term debt, net of current maturities and unamortized deferred financing costs	451,989	484,878	578,493
Deferred income taxes	60,090	59,760	38,900
Other long-term liabilities	24,457	20,328	21,754
Total liabilities	991,731	1,109,047	1,074,353
Total shareholders' equity	215,113	195,486	161,858
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,206,844	$1,304,533	$1,236,211

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities attributable to operations:
Net income	$54,021	$55,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,923	21,227
Stock-based compensation expense	3,607	10,460
Asset impairment	—	20,400
Amortization of debt issuance costs	861	885
Deferred income taxes	388	(4,705)
Bad debt expense	12,421	9,355
Other	130	(30)
Changes in current assets and liabilities:
Accounts receivable	100,609	88,421
Inventories	(24,291)	(11,576)
Prepaid expenses and other assets	(1,002)	(20,291)
Accounts payable, accrued expenses and other liabilities	(90,258)	(80,997)
Net cash provided by operating activities	78,409	88,179
Cash flows from investing activities:
Capital expenditures	(22,647)	(17,688)
Other	(794)	(1,652)
Net cash used in investing activities	(23,441)	(19,340)
Cash flows from financing activities:
Repayments of term loan	(12,500)	(12,500)
Borrowings under revolving credit facility	125,000	117,000
Repayments of revolving credit facility	(140,000)	(135,000)
Repurchase of common stock	—	(10,180)
Cash dividends paid	(36,664)	(36,600)
Proceeds from issuance of common stock	856	1,170
Payments of tax withholdings related to stock-based awards	(2,134)	(1,899)
Net cash used in financing activities	(65,442)	(78,009)
Net decrease in cash and cash equivalents	(10,474)	(9,170)
Cash and cash equivalents at beginning of period	42,734	63,926
Cash and cash equivalents at end of period	$32,260	$54,756

Table 4
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

HSN, INC. RECONCILIATION OF GAAP TO NON-GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2017			June 30, 2016
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Net income			$32,774			$26,445
Income tax provision			18,963			15,929
Income before income taxes			51,737			42,374
Interest expense, net			3,844			3,840
Operating income	$39,210	$16,371	$55,581	$55,138	$(8,924)	$46,214
Non-GAAP adjustments:
Non-cash charges:
Stock-based compensation expense	(677)	(419)	(1,096)	3,867	1,217	5,084
Depreciation and amortization	7,816	3,221	11,037	7,275	3,426	10,701
Asset impairment (a)	—	—	—	—	20,400	20,400
Loss on disposition of fixed assets	432	92	524	—	2	2
Transaction Costs (b)	3,737	1,602	5,339	—	—	—
Adjusted EBITDA (Non-GAAP measure)	$50,518	$20,867	$71,385	$66,280	$16,121	$82,401
TravelSmith and Chasing Fireflies EBITDA loss (c)	—	—	—	—	3,894	3,894
Adjusted EBITDA, excluding TravelSmith and Chasing Fireflies (Non-GAAP measure)	$50,518	$20,867	$71,385	$66,280	$20,015	$86,295

	Six Months Ended			Six Months Ended
	June 30, 2017			June 30, 2016
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Net income			$54,021			$55,030
Income tax provision			32,431			33,026
Income before income taxes			86,452			88,056
Interest expense, net			7,709			7,987
Operating income	$76,723	$17,438	$94,161	$104,783	$(8,740)	$96,043
Non-GAAP adjustments:
Non-cash charges:
Stock-based compensation expense	2,715	892	3,607	7,906	2,554	10,460
Depreciation and amortization	15,523	6,400	21,923	14,278	6,949	21,227
Asset impairment (a)	—	—	—	—	20,400	20,400
Loss on disposition of fixed assets	382	92	474	4	—	4
Transaction Costs (b)	3,737	1,602	5,339	—	—	—
Adjusted EBITDA (Non-GAAP measure)	$99,080	$26,424	$125,504	$126,971	$21,163	$148,134
TravelSmith and Chasing Fireflies EBITDA loss (c)	—	—	—	—	8,521	8,521
Adjusted EBITDA, excluding TravelSmith and Chasing Fireflies (Non-GAAP measure)	$99,080	$26,424	$125,504	$126,971	$29,684	$156,655

(a) Cornerstone recorded non-cash asset impairment charges of $20.4 million related to the divestitures in the second quarter of 2016.
(b) HSNi incurred approximately $5.3 million in transaction costs related to the Merger Agreement in the second quarter of 2017.
(c) TravelSmith and Chasing Fireflies were divested in September 2016.

HSN, INC. RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED EPS TO ADJUSTED NET INCOME AND ADJUSTED EPS
(unaudited; in thousands except per share amounts)
	Three Months Ended
	June 30,
	2017		2016
	Net Income	EPS	Net Income	EPS
GAAP	$32,774	$0.62	$26,445	$0.50
Asset impairment (a)	—	—	12,817	0.24
Transaction costs (b)	3,333	0.06	—	—
Reversal of CEO stock-based compensation (c)	(2,837)	(0.05)	—	—
Non-GAAP Adjusted	$33,270	$0.63	$39,262	$0.74
GAAP diluted weighted average shares outstanding		52,775		52,941

	Six Months Ended
	June 30,
	2017		2016
	Net Income	EPS	Net Income	EPS
GAAP	$54,021	$1.02	$55,030	$1.04
Asset impairment (a)	—	—	12,817	0.24
Transaction costs (b)	3,333	0.06	—	—
Reversal of CEO stock-based compensation (c)	(2,837)	(0.05)	—	—
Non-GAAP Adjusted	$54,517	$1.03	$67,847	$1.28
GAAP diluted weighted average shares outstanding		52,798		52,930

(a) Non-GAAP results in the prior year periods exclude $20.4 million, or $12.8 million net of tax, of non-cash asset impairment charges related to the divestitures.
(b) Non-GAAP results in the current year periods exclude approximately $5.3 million, or $3.3 million net of tax, of transaction costs incurred in the second quarter of 2017 related to the Merger Agreement.
(c) Non-GAAP results in the current year periods exclude the reversal of $4.5 million, or $2.8 million net of tax, of stock-based compensation expense as a result of the former CEO's resignation.

HSN, INC. RECONCILIATION OF GAAP TO NON-GAAP OPERATING EXPENSES
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2017			June 30, 2016
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Operating expenses	$147,615	$93,177	$240,792	$141,977	$123,633	$265,610
Non-GAAP adjustments:
Non-cash charges:
Stock-based compensation expense	677	419	1,096	(3,867)	(1,217)	(5,084)
Depreciation and amortization	(7,816)	(3,221)	(11,037)	(7,275)	(3,426)	(10,701)
Asset impairment (a)	—	—	—	—	(20,400)	(20,400)
Loss on disposition of fixed assets	(432)	(92)	(524)	—	(2)	(2)
Transaction Costs (b)	(3,737)	(1,602)	(5,339)	—	—	—
Operating expenses of divested businesses (c)	—	—	—	—	(9,989)	(9,989)
Adjusted operating expenses (Non-GAAP measure)	$136,307	$88,681	$224,988	$130,835	$88,599	$219,434

(a) Cornerstone recorded non-cash asset impairment charges of $20.4 million related to the divestitures in the second quarter of 2016.
(b) HSNi incurred approximately $5.3 million in transaction costs related to the Merger Agreement in the second quarter of 2017.
(c) TravelSmith and Chasing Fireflies were divested in September 2016.

HSN, INC.’S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company’s definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. We believe Adjusted Net Income is useful to investors because it represents HSNi’s consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi’s consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Contacts:
Art Singleton (Analysts/Investors)
727-872-4941
art.singleton@hsn.net

Jill Kermes (Media)
727-872-4390
jill.kermes@hsn.net